Exhibit 10.1

Texas Independent

Exploration Limited

1600 Smith, Suite 3800

Houston, Texas 77002

Phone: (713) 751-0419 ext. 232

Fax: (713) 759-0234

June 15, 2004

Whittier Energy Company

333 Clay Street

Suite 1100

Houston, TX  77002

RE:	Offer to Sell
Tom Lyne Field, Live Oak County, TX
Cameron Field, Starr County, TX
Scott & Hopper Field, Brooks County, TX

Gentlemen:

TEXAS INDEPENDENT EXPLORATION LIMITED, a Texas limited partnership and successor by conversion of Texas Independent Exploration, Inc., GULFCOAST ACQUISITIONS LIMITED, a Texas limited partnership and successor by conversion of Gulfcoast Acquisition Corporation, FREDERICK W. ZIMMERMAN, individually, and FREDERICK W. ZIMMERMAN d/b/a ISLAND RESOURCES (hereinafter collectively referred to as “Seller” or “Sellers”) hereby offer to sell, subject to the terms and conditions of this letter agreement (the “Agreement”), to WHITTIER ENERGY COMPANY, a Nevada corporation (hereinafter referred to as “Buyer”), Seller’s right, title and interest, as described below, in and to the following assets, SAVE AND EXCEPT the Excluded Assets (as hereinafter defined) (collectively, the “Properties”):

(a)                                  The specific interests set forth on Exhibit “A” attached hereto and made a part hereof in and to all of the oil and gas wells (the “Wells”) set forth on Exhibit “A”, together with like interests in all well bores of the Wells (the “Well Bores”), together with like interests in the rights to operate, maintain, and produce, receive, sell, dispose and/or market production from the Wells, together with like interests in the oil, gas and mineral leases described on Exhibit “A” and any extensions, ratifications, and amendments thereof (collectively the “Leases”), but only insofar as such interests are required to operate, maintain, and produce, receive, sell, dispose and/or market oil, gas and other hydrocarbons produced or capable of being produced from each of the Wells; and, as to that portion of the Leases covering lands and subsurface depths other than the lands and subsurface depths covered or occupied by the Wells and Well Bores, the specific interests set forth on Exhibit “A” in and to the Leases, insofar as the Leases cover and relate to the lands and subsurface depths described on Exhibit “A” (the “Lands”);

(b)                                 To the extent same are used in connection with, attributable to or allocable to the Leases, Lands, Wells or Well Bores, like interests in (i) all machinery,

improvements, personal property, fixtures, equipment, pipelines and other facilities (except as excluded below) including without limitation wellhead equipment, pumping units, saltwater disposal facilities, injection facilities, compression facilities, down hole equipment, casing, pump jacks, storage tanks, meters, gathering lines, separators, and other equipment, and (ii) all oil, gas and related hydrocarbons (together with minerals produced in conjunction therewith) produced on or after the Effective Date (collectively “Personal Property”);

(c)                                  To the extent same relate to or are attributable or allocable to the Leases, Lands, Wells or Well Bores, like interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, designations and/or orders (including, without limitation, those described on Exhibit A hereto) and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) (the “Units”); and

(d)                                 To the extent same relate to or are attributable or allocable to the Leases, Lands, Wells, Well Bores, Personal Property or Units or are used in connection with the exploration, development, operation or maintenance of the Leases, Lands, Wells, Well Bores, Personal Property or Units, and to the extent same are assignable or transferable by Seller without restriction under applicable law or third party agreements (without the payment of any funds or other consideration), like interests in (i) all contracts, agreements and other instruments (except as excluded below), (ii) all rights of way, easements, other rights of surface use, authorizations, permits, licenses, authorizations, and similar rights and interests, and (iii) all other rights, privileges, benefits, powers and obligations conferred or imposed upon the owner and holder of the Leases, Lands, Wells, or Personal Property.

As used herein, the term “Wells” also includes any new well drilled and completed as a replacement for any well set forth on Exhibit “A” which, although producing oil or gas in commercially paying quantities or capable of producing oil or gas in commercial paying quantities, nevertheless encounters downhole mechanical difficulties or downhole conditions that require such well to be plugged and abandoned.  In such event, such “replacement well” shall be considered for all purposes hereunder as one of the Wells.  The surface location of any “replacement well” shall be within 100’ of the well being replaced, and Assignee shall use its best efforts as are reasonable under the circumstances to position the producing bottomhole location of such “replacement well” within 100’ of the previously producing bottomhole location of the well being replaced.

The Properties do not and will not include any interest in the following assets and properties (“Excluded Assets”):

(a)                                  all (i) trade credits, accounts receivable, notes receivable and other receivables attributable to each Seller’s interest in the Properties with respect to any period of time prior to the Effective Date, and (ii) deposits, cash, checks in process of collection, cash equivalents and funds attributable to each Seller’s interest in the Properties with respect to any period of time prior to the Effective Date;

(b)                                 all corporate, financial, and tax records of Sellers (provided, however, Seller shall provide Buyer and Buyer’s independent accountants with reasonable access to records (including Seller’s supporting revenue and expense records relating to the

Properties) necessary to satisfy disclosure requirements of federal and state securities laws;

(c)                                  all claims and causes of action of Sellers (i) arising from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Date, or (ii) affecting any of the Excluded Assets set forth in this definition;

(d)                                 all rights, titles, claims and interests of Sellers accruing prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

(e)                                  claims of Sellers for refund of, or loss carry forwards with respect to, income, severance or franchise taxes or any other taxes attributable to: (i) any period prior to the Effective Date, or (ii) any of the Excluded Assets set forth in this definition;

(f)                                    all amounts due or payable to Sellers as adjustments or refunds under any contracts or agreements affecting the Properties, with respect to periods prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

(g)                                 all amounts due or payable to Sellers as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date;

(h)                                 all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Properties prior to the Effective Date; and (ii) any of the Excluded Assets set forth in this definition;

(i)                                     all attorney-client communications or attorney work product, records and documents subject to unaffiliated, third party confidentiality provisions, or claims of privilege;

(j)                                     (i) seismic data and any other data of a similar nature, (ii) reserve information and reports, (iii) seismic or any seismic interpretive or forecast data, development and exploration geological records, geochemical, and geophysical information and data, or other proprietary information relating thereto, whether owned or licensed by Sellers, and (iv) any interpretive data;

(k)                                  all of Sellers’ intellectual property, including but not limited to proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos;

(l)                                     all vehicles, furniture, office supplies, office equipment, telecommunications equipment, telecommunication facilities, telephones, telephone systems and related equipment, microwave systems, radios, radio systems and related equipment and licenses, computers, tools and other similar personal property;

(m)                               any pipelines, easements, fixtures, tanks, LACT units or equipment located on the Properties which belong to third persons, including lessors, provided, however, that any rights in such items held by Seller are included in the definition of Properties to the extent such rights apply to the specific interest set forth on Exhibit “A” and are used in connection with the Lands, Leases, Wells or Well Bores;

(n)                                 all of Sellers’ interests in the Wells, Well Bores, Leases, Lands, Personal Property and Units not included within the specific interests set forth on Exhibit “A” in such Wells, Well Bores, Leases, Lands, Personal Property and Units; and

(o)                                 As to the Swierc Gas Unit facility, the currently inactive and bypassed Dehi tower and Dehi reboiler located on the lands covered by the Swierc Gas Unit being identified as follow:

Item Description	Manufacturer	Manu/Date	Serial #

Dehi Tower	Smith Industries	1979	25919
Dehi reboiler	Smith Industries	1979	21763

(p)                                 the non-exclusive right to use facilities that are used in common with the Properties and the Excluded Assets for purposes of the production, treatment and marketing of hydrocarbons, including such things as meter runs, gathering systems and pipelines.

TERMS AND CONDITIONS

1.                                       As used herein the term “Purchase Price” shall mean collectively all consideration given by Buyer to Seller to purchase the Properties.  Subject to Sections 3 and 33 below, the amount of the cash purchase price for the Properties to be paid by Buyer to Seller at Closing (as hereinafter defined) shall be Five Million Two Hundred Seventy Thousand and No/100 Dollars ($5,270,000.00) (the “Cash Purchase Price”).  Such amount shall be paid by wire transfer in immediately available funds to Seller’s account as designated by Seller, which designation shall be made not later than two (2) Business Days prior to the date such payment is due.  “Business Day” as used in this Agreement shall mean any day, except a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are required or authorized by law to be closed.

2.                                       In addition to the Cash Purchase Price, and subject to Section 3 below, as additional consideration to Seller for the transactions contemplated herein, Buyer shall execute in favor of and deliver to Seller at Closing, a subordinated promissory note in the principal amount of Two Million One Hundred Eighty Seven Thousand Three Hundred Thirty and No/100 Dollars ($2,187,330.00) with a coupon rate of 7% simple interest payable quarterly and convertible immediately after issuance at Seller’s option into common stock of Whittier Energy Corporation (the “Convertible Note”).  The Convertible Note conversion price shall be $2.00 per common share.  The Convertible Note shall be substantially in the form attached hereto as Exhibit F, and shall also be executed by Whittier Energy Corporation as indicated therein.

3.                                       As additional consideration to Seller for the transactions contemplated herein, Buyer shall deliver to Seller at Closing, a warrant, or warrants, substantially in the form attached hereto as Exhibit I, representing the right to purchase, in the aggregate, 300,000 shares of common stock of Whittier Energy Corporation at an exercise price of $2.50 per share and having a term of three years from the date of issuance.

4.                                       In addition to the above, as additional consideration for the transactions contemplated herein Seller and Buyer shall execute at Closing the Upside Sharing Payment Agreement attached hereto as Exhibit “B” (the “Upside Sharing Payment Agreement”).

5.                                       Also in addition to the forgoing consideration, as additional consideration for the transactions contemplated herein, Buyer shall carry the “Retained Interest of Seller” (as defined in the Exhibit “C” attached hereto and made a part hereof, in the drilling of the first two (2) wells drilled on the Cameron 137 lease (see Exhibit “A” for description of said lease) after Closing and in the drilling of the first two (2) wells drilled on the Scott & Hopper leases (see Exhibit “A” for descriptions of said leases) after Closing.  The terms and conditions more particularly describing the Retained Interest of Seller and governing these carried interests, including the reassignment of certain portions of the Properties from Buyer to Seller upon the happening of certain events, are set forth on Exhibit “C”.

6.                                       Also in addition to the forgoing consideration, as additional consideration for the transactions contemplated herein, Seller shall be entitled to the “Scott & Hopper #3 Well Excess Production Volumes” being 50% of the “Buyer’s Net Revenues” (as hereinafter defined) attributable to the production produced, saved and sold from the Scott & Hopper #3 well that is in excess of the production amounts set forth on the schedule attached hereto as Exhibit “D” and made a part hereof.  Payment(s) of such Scott & Hopper #3 Well Excess Production Volumes, if any, shall be made on an annual basis from Buyer to Seller no later than 120 days after Buyer’s fiscal year-end.  As used in this Section 6, (1) “Buyer’s Net Revenues” shall mean the proceeds received by Buyer attributable to Buyer’s Net Revenue Interest in production less (i) any expenses incurred or paid by Buyer, or assessed to or against Buyer, for actual processing or transportation costs that occur downstream of the sales meter located on the leased premises on which the producing well is located, and (ii) severance and ad valorem taxes attributable to such production, and (2) “Buyer’s Net Revenue Interest” shall mean Buyer’s share of production in the Properties acquired from Seller pursuant to this Agreement.

7.                                       The Purchase Price and additional consideration provided for hereunder excludes any sales taxes or other taxes required to be paid in connection with the sale of the Properties pursuant to this Agreement.  Buyer, however, shall be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Properties pursuant to this Agreement.  Seller shall, in accordance with applicable law, collect and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Properties by Seller to Buyer.

8.                                       The effective date of the transaction shall be 7:00 a.m. local time on March 1, 2004 (“Effective Date”), and, subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur at Seller’s office on or before June 10, 2004; provided, however, by mutual agreement Seller and Buyer may extend the date of Closing to occur on or before five (5) Business Days after June 10, 2004.  Notwithstanding anything to the contrary contained herein, either Seller or Buyer, acting independently of one another and in the exercise of its sole and absolute discretion, has the right to terminate this Agreement at any time prior to Closing for any reason whatsoever.  In the event of such termination, (i) this Agreement shall no longer be of any force and effect, and the transactions contemplated by this Agreement shall be abandoned and (ii) all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability or obligation from one party to the other except for the hereinafter identified Prior Confidentiality Agreement and Due Diligence Letter.  Such termination shall be made by the delivery of written notice from the terminating party to the other party before Closing.

9.                                       Seller shall be liable for all costs (including but not limited to ad valorem, production, severance or excised taxes and royalties) and entitled to all revenues attributable to the Properties prior to the Effective Date.  Buyer shall be responsible for and entitled to same after the Effective Date.  Any adjustments pursuant to this section will be made at Closing if possible.  If adjustment amounts are indeterminable as of Closing, adjustment will be made within ninety (90) days of Closing.  Each of the parties hereto, on behalf of itself and its parent, subsidiary and affiliated entities, agrees to indemnify and hold harmless the other from the costs, liabilities and obligations assumed or retained herein.  In addition, Seller shall be entitled to retain all COPAS overhead charges applicable to the Properties, even after the Effective Date, up to the time Seller ceases to be the Operator of the Properties.

10.                                 The obligations of Buyer under this Agreement shall be in addition to, and not in lieu of, Buyer’s obligations under any confidentiality agreements previously executed by Seller and Buyer that relate to the Properties (the “Prior Confidentiality Agreement”).  Notwithstanding anything to the contrary contained in the Prior Confidentiality Agreement, Buyer acknowledges and agrees that the terms and provisions of the Prior Confidentiality Agreement shall not be superseded by the provisions of this Agreement, but shall continue in full force and effect until the Closing Date, or if Closing does not occur, under the terms of such Prior Confidentiality Agreement.  In addition, reference is hereby made to that certain letter between the parties dated May 3, 2004, a copy of which is attached hereto as Exhibit G, concerning Buyer’s due diligence pertaining to the Properties (the “Due Diligence Letter”).  Seller and Buyer agree that the Due Diligence Letter shall continue in force and effect as written; provided, however, wherever there is a conflict between a provision of this Agreement and a provision of the Due Diligence Letter, if any, the provision of this Agreement shall control.

11.                                 At the Closing, (i) Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties in the form attached hereto as Exhibit H (the “Conveyance”) and (ii) to the extent Buyer so requests, Seller shall execute and deliver to Buyer (1) letters in lieu of transfer orders (or similar documentation), in form acceptable to all parties, (2) an affidavit or other certification, as permitted by the Internal Revenue Code of 1986 as amended (the “Code”) that Seller is not a “foreign person” within the meaning of Section 1445 of the Code (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such Code and the regulations promulgated thereunder), (3) Texas Railroad Commission Change of Operator P-4 forms, (4) any other forms required by governmental authority concerning the transfer of the Properties or change of operator of the Properties, (5) resignation of operator notices to non-operator working interest owners, and (6) other operating agreement related letters concerning the transfer of the Properties or change of operator.

12.                                 Exhibit E attached hereto and made a part hereof sets forth the agreement between Seller and Buyer as to the allocation of the Purchase Price among the Properties.  Seller and Buyer, to the extent required by the IRS, agree to consistently report, in all filings, Purchase Price allocations among the Properties in accordance with Exhibit “E”.  Seller and Buyer, to the extent required by the IRS, agree to reasonably cooperate with each other in the preparation, execution and filing of (a) all information returns and supplements required to be filed with the IRS by the parties under Section 1060 of the

Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price, and (b) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the IRS and all other appropriate taxing authorities.

13.                                 If the Closing occurs, Seller and Buyer agree as follows:

(a)                                  Buyer assumes and agrees to pay, perform and discharge the following liabilities and obligations (collectively, the “Assumed Obligations”):

(i)                                     all liabilities and obligations that are attributable to the ownership or operation of the Properties after the Effective Date, which shall include damage to property, or injury to or death of persons, in each case occurring after the Effective Date, but attributable, in whole or in part to physical conditions that existed or field operations that occurred before the Effective Date;

(ii)                                  all liabilities and obligations to properly plug and abandon all wells and disassemble and remove all related facilities and equipment now or hereafter located on the Properties and clean up and restore the Properties (including all obligations to clean, close and abandon all pits and impoundments) in accordance with applicable laws (regardless of whether any such obligation to plug, abandon, remove, clean up and restore is attributable to periods of time prior to or after the Effective Date);

(iii)                               any and all obligations with respect to imbalances of oil, gas or other hydrocarbons under any gas balancing or similar arrangements affecting the Properties with respect to amounts owed thereunder by Seller as of the Effective Date;

(iv)                              any obligations or liability for claims arising from the following occurrences, events and activities on or related to the Properties, regardless of whether resulting from acts or omissions prior to the Closing Date, or the condition of the Properties at Closing: (i) any pollutants, contaminants, or hazardous or toxic waste, substances or materials at, on, or beneath any Property requiring action to remedy, stabilize, treat, clean up, or otherwise alter the environmental condition of the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments with respect to any Property, (ii) underground injection activities and waste disposal; or (iii) necessary remediation, and the cost of such remediation, or any control, assessment, or compliance with respect to any pollution or contamination.

(b)                                 BUYER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, MEMBERS, MANAGERS, GENERAL PARTNERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEYS’ FEES) (COLLECTIVELY, “LOSSES”) THAT ARE ATTRIBUTABLE TO (i) THE ASSUMED OBLIGATIONS OR (ii) A BREACH BY BUYER OF ITS WARRANTIES, COVENANTS, REPRESENTATIONS AND

AGREEMENTS HEREUNDER, IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES;

(c)                                  Seller and Buyer agree the indemnity provisions contained in this Agreement are conspicuous, that the same comply with the express negligence test and that the parties intend to shift the risk of liability as therein provided.

14.                                 After Closing, Seller and Buyer agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

15.                                 IF THE CLOSING OCCURS AND WITHOUT LIMITING BUYER’S OBLIGATIONS HEREUNDER, BUYER HEREBY ASSUMES AND SHALL BE RESPONSIBLE FOR AND AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO DAMAGE TO PROPERTY, INJURY TO OR DEATH OF PERSONS OR OTHER LIVING THINGS, NATURAL RESOURCE DAMAGES, CERCLA RESPONSE COSTS, ENVIRONMENTAL REMEDIATION AND RESTORATION COSTS, OR FINES OR PENALTIES (COLLECTIVELY, “CLAIMS”) ARISING OUT OF OR ATTRIBUTABLE TO, IN WHOLE OR IN PART, EITHER DIRECTLY OR INDIRECTLY, THE CONDITION OR OPERATION OF THE PROPERTIES AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE DATE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS RELATING TO ANY CONDITION EXISTING ON, IN OR UNDER, OR RESULTING FROM OPERATION OF, THE PROPERTIES AS OF THE EFFECTIVE DATE) THAT IS DETERMINED TO BE A RESULT OF OR CAUSED IN WHOLE OR IN PART BY SELLER’S VIOLATION OF, FAILURE TO FULFILL DUTIES IMPOSED BY OR INCURRENCE OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS (AS DEFINED BELOW) OR UNDER ANY PRINCIPLE OF COMMON LAW RELATING TO DUTIES TO PROTECT OR NOT UNDULY DISTURB HUMAN HEALTH OR ENVIRONMENTAL QUALITY.

As used herein, the term “Environmental Laws” shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, waivers, or determinations of any federal, state or local governmental authority pertaining to safety, health or conservation or protection of the environment, wildlife, or natural reserves in effect in any and all jurisdictions in which the Properties are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended  (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act, as amended (“OSHA”), and any applicable state, tribal, or local counterparts.  The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Properties are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws.

16.                                 Upon Buyer’s acceptance of this offer in the manner provided for herein, subject to the termination right of the parties set forth in Section 8 above, this offer shall constitute a binding and enforceable agreement between the parties.

17.                                 Except as expressly provided herein to the contrary, neither party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any assignment made without such consent shall be void; provided, however, that Buyer hereby consents to (i) an assignment by Seller of all or part of its rights under this Agreement in order to accomplish a like kind exchange and (ii) an assignment by Seller of all or any portion of its rights hereunder, but not its obligations, after the Closing.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

18.                                 In the event there is a conflict between the terms of this Agreement and the Conveyance, the terms and conditions of this Agreement shall prevail.

19.                                 Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and consultants).  Buyer shall pay for all documentary, filing and recording fees required in connection with the filing and recording of the Conveyance delivered by Seller to Buyer at Closing.  Within 45 days following Closing, Buyer shall furnish Seller with a statement setting forth the recording information for each county or parish wherein such Conveyance was recorded.

20.                                 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

21.                                 Seller and Buyer shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party.

22.                                 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER MAKES NO REPRESENTATION OR WARRANTIES OF ANY KIND TO BUYER THAT BUYER WILL SUCCEED TO SELLER’S OPERATORSHIP OF ANY WELL CONSTITUTING A PART OF THE PROPERTIES.  BUYER ACKNOWLEDGES AND AGREES THAT BUYER WILL BE REQUIRED TO COMPLY WITH THE TERMS OF ANY APPLICABLE OPERATING AGREEMENT, UNIT OPERATING AGREEMENT OR OTHER CONTRACT RELATING TO ANY ELECTIONS OR OTHER SELECTION PROCEDURES IN ORDER TO SUCCEED SELLER AS OPERATOR THEREUNDER.

23.                           This Agreement, including all Exhibits attached hereto and made a part hereof, together with the Prior Confidentiality Agreement and Due Diligence Letter, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to same.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

24.                           This Agreement is governed under the laws of the State of Texas excluding any conflicts of law rules or principal that might apply the law of another jurisdiction.  All disputes shall be submitted to the jurisdiction of the courts in the State of Texas and venue shall be in Harris County, Texas.

25.                           The representations, warranties, covenants and obligations of the parties under this Agreement shall survive the Closing.

26.                                 Seller represents to Buyer that:

(a)                                  Organization and Qualification.  Texas Independent Exploration Limited is a limited partnership duly organized and legally existing and in good standing under the laws of the State of Texas.  Gulfcoast Acquisitions Limited is a limited partnership duly organized and legally existing and in good standing under the laws of the State of Texas.

(b)                                 Due Authorization.  Each of the Sellers has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)                                  Approvals.  To Seller’s “Knowledge” (which, as used in this Agreement, shall mean the actual knowledge of Frederick W. Zimmerman for all matters, Kent Davidson for land matters, and Todd Grabois for accounting and financial matters), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which any of the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to any of the Properties.

(d)                                 Valid, Binding and Enforceable.  This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)                                  No Litigation.  To Seller’s Knowledge, there are no pending or threatened suits, actions, administrative or arbitration proceedings in which Seller is a party for which demands have been made upon Seller and which materially affect the Properties or materially affect Seller’s title to any of the Properties, or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)                                    Warranty of Title.  Except for a mortgage to Compass Bank, Seller has not previously sold, conveyed, mortgaged or transferred, or is subject to an enforceable agreement to sell, convey, mortgage or transfer, the Properties (or any interest therein).  Except for the Permitted Encumbrances (below defined), the Properties are free and clear of any and all liens, security interests, encumbrances, and other burdens caused or created by, through or under Seller, but not otherwise.  As used in this Agreement the term “Permitted Encumbrances” shall mean:  (i) any materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s or other similar liens or charges for unpaid liquidated amounts arising in the ordinary course of business which are not yet due; (ii) liens for taxes and similar assessments which are not yet due; (iii) all lessors’ royalties, overriding royalties, and other similar burdens which are of record or which are reflected on Seller’s division of interest pay decks provided by Seller to Buyer’s consultants pertaining to the Properties; (iv) unitization and pooling designations, declarations, and orders, (v) agreements which are of record or copies of which were provided by Seller to Buyer or its consultants, or which were secured by Buyer from Seller, pertaining to Buyer’s due diligence relative to the Properties or which are set forth on Exhibit “A” and (vi) the existing mortgage to Compass Bank.

(g)                                 AFE Items.  (i) Seller has not incurred any single expense, or made any commitments to make a single expenditure, in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership or operation of the Properties after the Effective Date, which exceeds $50,000, net to Seller’s interest, as to any individual well or surface facility.

(h)                                 Tax Partnerships.  To Seller’s Knowledge, none of the Properties is subject to a tax partnership.

(i)                                     No Material Misstatement.  No representation or warranty made by Seller in this Agreement contains or will contain, at the time of execution of this Agreement and at the Closing, any untrue statement of a material fact.

27.                                 Buyer represents to Seller that:

(a)                                  Organization and Qualification.  Whittier Energy Company is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada.

(b)                                 Due Authorization.  Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)                                  Approvals.  To Buyer’s Knowledge (which, as used in this Agreement, shall mean the actual knowledge, after reasonable inquiry, of any officer or manager of Buyer or Whittier Energy Corporation in charge of a discrete business area or function having responsibility for the referenced matter), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d)                                 Valid, Binding and Enforceable.  This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)                                  No Litigation.  To Buyer’s Knowledge, there are no pending suits, actions, administrative or arbitration proceedings in which Buyer is a party, and which materially affect Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and to Buyer’s Knowledge, no demands which might lead to the same have been made on Buyer.

(f)                                    Exhibit “D”, Net production forecast schedule for Scott & Hopper #3 Existing Completion, is the production forecast schedule for said well that Buyer has provided Compass Bank.

(g)                                 Preferred Stock.  As of Closing, neither Buyer nor Whittier Energy Corporation has any issued or outstanding shares of preferred stock.

(h)                                 Employee Stock Options.  As of Closing, the Buyer has no outstanding options to acquire its common stock.  At Closing, Whittier Energy Corporation will have no more than 1,600,000 shares of its common stock available for issuance under outstanding stock option plans (“Stock Incentive Plans”), including Whittier Energy Corporation’s Long Term Incentive Plan, and will have no more than 916,500 options to acquire shares of Whittier Energy Corporation’s common stock issued and outstanding under its existing Stock Incentive Plans.

28.                                 If Closing occurs, Seller will deliver to Buyer, within ten (10) days after Closing, all of Seller’s files, records and data pertaining to the ownership and/or operation of the Properties (including, without limitation, title records, lease files, division order files, non-geophysical surveys and non-interpretive maps, contracts and contract files, production marketing records, correspondence files, well files and production records, production and severance tax records, ad valorem tax records, production accounting records, environmental records and regulatory and regulatory compliance records), other than those which Seller cannot provide to Buyer without breaching confidentiality agreements with third parties (provided that Seller will cooperate with Buyer to obtain a release of such restriction or otherwise obtain access).  Any Seller may, at its election, and at its expense, make and retain copies of any or all such files.

29.                                 If Closing occurs, Seller shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Conveyance, shall be deemed to have agreed), to continue to be responsible for payment of all costs and expenses relating to the operation of the Properties before the Closing Date.

30.                                 Prior to the Closing Seller agrees to inform Buyer concerning active proposals (whether made by Seller or by any other party) to deepen, plug back, rework or abandon any wells included in the Properties, to conduct other operations with respect to the Properties for which consent is required under the applicable operating agreement, or to conduct any other operations with respect to the Properties other than routine operation of the producing wells located on the Properties.

31.                                 Seller agrees to indemnify and hold harmless Buyer (and its partners and its and their respective affiliates, and the respective officers, directors, employees, attorneys and agents of such parties) from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and reasonable attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Buyer agrees to indemnify and hold harmless Seller (and its partners and its and their respective affiliates and the respective officers, directors, employees, attorneys and agents of such parties) from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and reasonable attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

32.                                 With respect to any third party that Seller has not previously sent information to or negotiated with concerning the sale or disposal of the Properties, while this Agreement is in force and effect, Sellers and any of their officers, directors, employees, or agents shall not, directly or indirectly, solicit any offer from, initiate or engage in any discussions or negotiations with, or provide any information to, such third parties concerning any possible proposal regarding a merger, sale of assets or stock, or other transaction involving the acquisition, disposition or conveyance of the Properties.

33.                                 The amount of the Cash Purchase Price of $5,270,000.00 and the amount due on the Convertible Note in the amount of $2,187,330.00 shall each be adjusted at Closing as herein after provided by the amount of the Upward Adjustments and Downward Adjustments defined below as follows:

(a)                                  Upward Adjustments.  The amount of the Cash Purchase Price and the Convertible Note in the proportions provided for in (c) below shall be adjusted upward by the following amounts (determined without duplication and on a cash basis in accordance with generally accepted accounting principles consistently applied):

(i)                                     the amount of all expenses (net to Sellers’ interest) incurred and paid on behalf of Sellers that are attributable to the ownership or operation of the Properties and to the period of time from and after the Effective Date through May 31, 2004, including without limitation, capital expenditures, ad valorem, property and similar taxes and assessments, severance, sales and production taxes (but excluding income taxes and franchise taxes), rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses;

(ii)                                  the value of all merchantable, allowable oil in storage (net to Seller’s interest) above the pipeline connection at the Effective Date net of severance taxes and royalty, the value to be the posted price on the Effective Date less taxes and deductions/adjustments by the purchaser for gravity, transportation, and other customary deductions/adjustments; and

(iii)                               any other amount agreed upon by Seller and Buyer.

(b)                                 Downward Adjustments.  The amount of the Cash Purchase Price and the Convertible Note in the proportions provided for in (c) below shall be adjusted downward by the following amounts (determined without duplication and on a cash basis in accordance with generally accepted accounting principles consistently applied):

(i)                                     the amount of all proceeds (net to Sellers’ interest) earned and received by or on behalf of Sellers that are attributable to the ownership or operation of the Properties for the period of time from and after the Effective Date through May 31, 2004, which Seller shall be entitled to keep;

(ii)                                  any property taxes allocated to Seller pursuant to Section 34; and

(iii)                               any other amount agreed upon by Seller and Buyer.

All such adjustments made as of Closing shall be set forth on a preliminary settlement statement (“Preliminary Settlement Statement”) to be prepared by Seller and Buyer within two days of Closing.  All such adjustments on the Preliminary Settlement Statement shall be made based on actual numbers, or if such numbers are not available, on estimated numbers, with such estimates to be corrected to actual numbers in the Final Recap Statement (as defined in Section 35 below).

(c)                                  Adjustment Amount.  As used herein the, the term “Preliminary Settlement Amount” shall mean the amount that results from subtracting the total of Downward Adjustments as reflected in the Preliminary Settlement Statement from the total of Upward Adjustments as reflected in the Preliminary Settlement Statement.  The Preliminary Settlement Amount shall be allocated 1/3 to the Cash Purchase Price and 2/3 to the Convertible Note with the amount of each at Closing either being increased or reduced appropriately.

34.                                 Real estate and personal property taxes, if any, for the calendar year January 1, 2004, through December 31, 2004, shall be prorated to the Effective Date based upon the most recent property tax assessments and most recent certified tax rates.  Such tax proration shall be settled at Closing by an adjustment to the Cash Purchase Price.  Buyer will assume responsibility for the actual payment to applicable government authorities of any unpaid property taxes not yet due.

35.                                 Within 90 days after the Closing, Seller shall provide to Buyer, for Buyer’s review, a proposed final recapitulation settlement in the form of the Preliminary Settlement Statement (the “Final Recap Statement”) to account for all adjustments known as of such date pursuant to Section 33 (the “Final Recap”).  Buyer shall have the right, within 30 days after receipt of the Final Recap Statement, to audit the Final Recap Statement.  If Buyer disagrees with the Final Recap Statement, Buyer and Seller shall use best efforts to reach agreement within 30 days following Buyer’s audit of the Final Recap Statement.

Should the parties be unable to resolve any disagreements relating to the Final Recap, such disagreement shall, at the earliest practicable date, be referred, by either or both of the parties, to an accounting firm mutually acceptable to Buyer and Seller (the “Accounting Firm”), along with all audit reports, work papers, schedules, and calculations related to the matter in dispute.  Within 25 days after such submission, the Accounting Firm shall issue a letter report determining the Final Recap, which shall be final and binding.  Each party shall bear its own fees and expenses incurred in resolving any dispute under this Section 35, except for the Accounting Firm, which shall be borne equally by the parties.

Payment of monies owed under the Final Recap shall be made by check from one party to the other and shall be paid within 10 days from the date Seller and Buyer agree on the Final Recap Statement, or 10 days from the determination of the Final Recap by the Accounting Firm, whichever is later.

36.                                 Notwithstanding anything else herein contained to the contrary, and except for (i) the indemnity of Sellers provided for in Section 37 and in the Upside Sharing Payment Agreement and (ii) the representations, warranties, covenants and obligations of Seller under this Agreement that are timely made the subject matter of a Buyer’s Claim or Claims (as defined below), the representations, warranties, covenants and obligations of Seller under this Agreement shall survive the Closing only for a period of one (1) year from and after the Closing Date; provided, however, that any claim with respect to the breach of such representations, warranties, covenants and obligations of Seller may be made only if Buyer shall have notified Seller in writing of such claim, containing reasonable details concerning the nature of such claim, on or before one (1) year from and after the Closing Date (“Buyer’s Claim or Claims”).  With respect to any representations, warranties, covenants and obligations of Seller under this Agreement that are the subject matter of a Buyer’s Claim or Claims, such representations, warranties, covenants and obligations of Seller under this Agreement shall continue to be in force and effect only for the purpose of permitting Buyer to pursue Buyer’s Claim(s) described in the notice and then only until such time as the particular Buyer’s Claim or Claims pertaining thereto is resolved, either by agreement of the parties or judicial decree.  Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant, indemnity or obligation (a) if such breach, misrepresentation or noncompliance shall have been waived by the Buyer in writing or (b) if the Buyer had knowledge of, or pursuant to its due diligence review should have had knowledge of, the relevant facts based on Buyer’s due diligence review of documents made available by Seller to Buyer at or before Closing.

37.                                 Each of the Sellers (i) hereby instructs and authorizes Buyer to make all payments due Sellers under this Agreement and the Exhibits attached hereto, including, without limitation, payment of the Purchase Price, to Texas Independent Exploration Limited (“TIE”) and (ii) agrees to hold Buyer harmless and indemnify Buyer, to the extent and amount of such payments, from and against any claim made by a Seller concerning such payments made by Buyer to TIE.

TEXAS INDEPENDENT EXPLORATION LIMITED

By: Independent Operating, L.L.C., a Texas limited

liability company, its general partner

By:	/s/ Frederick W. Zimmerman
Frederick W. Zimmerman, Manager

GULFCOAST ACQUISITIONS LIMITED
By: Blanco Minerals, L.L.C., a Texas limited liability company, its general partner

By:	/s/ Frederick W. Zimmerman
Frederick W. Zimmerman, Manager

/s/ Frederick W. Zimmerman
Frederick W. Zimmerman

FREDERICK W. ZIMMERMAN
d/b/a ISLAND RESOURCES

By:	/s/ Frederick W. Zimmerman
Frederick W. Zimmerman

AGREED TO AND ACCEPTED THIS 15th DAY OF JUNE, 2004.

WHITTIER ENERGY COMPANY

By:	/s/ Daniel H. Silverman

Name:	Daniel H. Silverman

Title:	Chief Operating Officer